Exhibit 10.41

CORNING INCORPORATED

EXECUTIVE SUPPLEMENTAL PENSION PLAN

(As Amended and Restated Effective January 1, 2023)

CORNING INCORPORATED (the “Company”) hereby amends and restates effective January 1, 2023, the Corning Incorporated Executive Supplemental Pension Plan (the “Plan”) for the benefit of eligible Employees. The terms of this restated Plan apply to eligible Employees who retire on or after December 6, 2006.

ARTICLE ONE

Definitions

1.1         “Board” means the Board of Directors of Corning Incorporated.

1.2         “Change in Control” means an event that is “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A and that also falls within one of the following circumstances:

(i)    an offeror (other than the Company) purchases shares of Corning Common Stock pursuant to a tender or exchange offer for such shares;

(ii)    any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 50 percent or more of the combined voting power of Company’s then outstanding securities;

(iii)   the membership of the Company’s Board of Directors changes as the result of a contested election or elections, such that within any 12 month period a majority of the individuals who are Directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections; discretion; or

(iv)  the consummation of a merger in which the Company is not the surviving corporation, consolidation, sale or disposition of all or substantially all of the Company’s assets or a plan of partial or complete liquidation approved by the Company’s shareholders;

1.3         “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.4         “Committee” means the Compensation Committee of the Board, or other delegate of the Board.

1.5         “Company” means Corning Incorporated.

1.6         “Employee” means any employee of a Participating Company who participates in the Qualified Plan and who is a management or highly compensated employee as such employees are defined in Title I of ERISA.

1.7         “Normal Retirement Date” means the first day of the month following the later of the Employee’s 65th birthday or the date the Employee has five vesting years of service.

1.8         “Participating Company” means the Company and any related entity that meets the definition of “Company” in the Qualified Plan and which is approved by the Committee as a Participating Company under this Plan.

1.9         “Plan” means this Corning Incorporated Executive Supplemental Pension Plan.

1.10        “Qualified Plan” means The Corning Incorporated Pension Plan for Salaried Employees.

1.11        “Section 409A” means Code Section 409A, and the Treasury regulations and other authoritative guidance issued thereunder.

1.12       “Total and Permanent Disability” shall mean, based upon medical evidence satisfactory to the Committee, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.

ARTICLE TWO

Purpose and Intent of Plan

2.1         The purpose of this Plan is to attract and retain a highly-motivated executive workforce by providing to eligible Employees retirement benefits in excess of those permitted under the Qualified Plan. The Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly-compensated employees as provided for in Title I of ERISA. This Plan is also intended to comply with the requirements of Section 409A and shall be interpreted consistent with that intent. The terms of this Plan shall supersede any and all other plans and documents that may have terms that are inconsistent with and/or are additional to the terms herein.

ARTICLE THREE

Eligible Employee

3.1         The Committee, in its sole discretion, shall designate those Employees who shall be eligible to participate in this Plan. All eligible Employees shall be identified in such records as the Committee deems appropriate to establish and maintain.

Notwithstanding any provision to the contrary, an otherwise eligible Employee shall be ineligible to participate and shall forfeit all rights to receive any benefit payment under this Plan if such employee:

(a)       is terminated for cause, which determination shall be in the sole discretion of the Committee and this determination shall be final and binding on all persons;

(b)      fails to comply with the terms of any noncompete, confidentiality and/or similar agreement(s) the eligible Employee has with the Company;

(c)        solicits or encourages employees to leave the employ of the Company, as determined by the Committee in its sole discretion;

(d)       works for or provides services to a third party, including competitors of the Company, which the Committee determines, in its sole discretion, may cause injury or harm to the Company; or

(e)      files or threatens legal action against the Company, either directly or indirectly through a third party company, including but not limited to threats or assertions of patent infringement, which the Committee determines, in its sole discretion, may cause injury or harm to the Company.

If the Committee, in its sole discretion, determines that an eligible Employee has failed to comply with the terms of any of paragraphs (b), (c), (d) or (e), the eligible Employee shall forfeit all future benefits under this Plan, and the eligible Employee shall promptly reimburse the Company for any Plan benefits that were paid to the eligible Employee.

An Employee who is designated as being eligible to receive benefits under this Plan shall not be entitled to any benefits under the Corning Incorporated Supplemental Pension Plan.

ARTICLE FOUR

Benefits

4.1         Benefit Amount. The benefit payable under this Plan is, as follows:

A.         Except for the individuals listed in Exhibit A, eligible Employees shall accrue benefits under this Section 4.1A, subject to the vesting rule described in the following sentence. An eligible Employee shall vest in his right to receive a benefit under this Section 4.1A, if the eligible Employee: (i) terminates employment after both reaching age 50 and attaining 10 years of Credited Service; or (ii) was an eligible Employee who had attained age 55 as of December 5, 2006 and whose age plus years of Credited Service as of December 5, 2006 totaled at least 65. If an eligible Employee fails to vest in his benefit under the preceding sentence, he will receive the benefit set forth in Section 4.1C, rather than the benefit described in this Section 4.1A.

An eligible Employee’s annual benefit under this Section 4.1A, calculated as of the Employee’s Normal Retirement Date, is a straight life annuity equal to (a) less (b), where:

(a)        equals the aggregate amount the eligible Employee would be entitled to receive under the following formula:

2 percent multiplied by the Employee’s Credited Service multiplied by the Employee’s Average Compensation, and

(b)        equals the amount the eligible Employee is actually entitled to receive under the Qualified Plan.

For purposes of calculating (a) above:

(1)         the term Compensation shall mean the total remuneration (before salary reduction, if any, under the Company’s Management Deferral Plan, Supplemental Investment Plan, Investment Plan or any other Code Section 125, 132(f) or 401(k) employee benefit plan) paid to an Employee by the Company for personal services actually rendered, including cash payments of GoalSharing awards, Performance Incentive Plan awards, Division Cash Awards, Individual Outstanding Contributor Awards and certain other eligible cash bonuses, but excluding any Company contributions paid under this Plan or any other employee benefit or deferred compensation plan, awards under the Company’s Incentive Stock Plan, non-cash bonuses, awards under the Corporate Performance Plan, the value of stock purchase contracts, dividends or dividend equivalents thereon, reimbursed expenses, overseas allowances, cost-of-living allowances, death benefits, severance pay, signing bonuses, special achievement bonuses and other unusual payments determined by the Committee in a non-discriminatory manner. The Committee, in its sole discretion, may add to the items of includable compensation other compensatory payments or benefits earned by eligible Employees;

(2)         the term Average Compensation shall mean the annualized equivalent of the average of an eligible Employee’s Compensation in the highest 60 consecutive calendar months in the 120 calendar months immediately preceding the month after which the eligible Employee terminates employment; and

(3)         the term Credited Service shall mean such service as defined in the Qualified Plan together with the modifications set forth in the Corning Incorporated Supplemental Pension Plan, provided that an Employee’s Credited Service shall not exceed 25 years.

For purposes of calculating (b) above, in determining the amount the eligible Employee is actually entitled to receive under the Qualified Plan, the Career Average Contributions and Interest Allocations applicable to Career Average Contributions under the Qualified Plan effective January 1, 2023, will be disregarded and not considered, such that the amount payable under this Plan is not reduced by the Career Average Contributions and Interest Allocations applicable to Career Average Contributions credited under the Qualified Plan

   An eligible Employee shall be entitled to receive an unreduced early retirement benefit if the Employee separates from service after: (i) attaining age 55 with at least 25 years of Credited Service; or (ii) attaining age 60 with at least 10 years of Credited Service. The following rules shall apply if an eligible Employee fails to satisfy these requirements:

(x)         If an eligible Employee separates from service after attaining age 55 and commences benefits before attaining age 60, such Employee’s early retirement benefit shall be the amount determined above in Section 4.1.A(a), adjusted and reduced, at the rate of one-third of one percent for each month between the date benefits commence and the month following the month in which the Employee would attain age 60 less the amount determined in Section 4.1.A(b).

(y)    If an eligible Employee incurs a Total and Permanent Disability, the eligible Employee shall be entitled to receive an unreduced early retirement benefit at the time specified in Section 4.2.

(z)    If an eligible Employee separates from service before attaining age 55, such Employee’s benefit shall commence within 60 days of the first of the month after attaining age 55 pursuant to Section 4.2 and his early retirement benefit shall be the amount determined above in Section 4.1.A(a), adjusted and reduced by 50 percent, less the amount determined in Section 4.1.A(b).

The immediately preceding paragraph shall not apply and instead this paragraph shall apply to an eligible Employee if his straight life annuity benefit at Normal Retirement Date calculated under this Section 4.1A as of his separation from service exceeds four times the annual compensation limitation under Code Section 401(a)(l 7) in effect at the time of such separation. Such an eligible Employee shall be entitled to receive an unreduced early retirement benefit if the Employee (i) incurs a Total and Permanent Disability, (ii) dies with at least 25 years of Credited Service, or (iii) separates from service after attaining age 57 with at least 25 years of Credited Service or attaining age 60 with at least 10 years of Credited Service The following rules shall apply if such an eligible Employee fails to satisfy these requirements:

(I)         If the Employee separates from service with 25 or more years of Credited Service after age 55, such Employee’s early retirement benefit shall be the amount determined above in Section 4.lA(a), adjusted and reduced, at the rate of one-twelfth of one percent for each month, if any, between the date benefits commence and the month following the month in which the Employee would attain age 57 less the amount determined in Section 4.lA(b). If the Employee separates from service with less than 25 years of Credited Service after age 55, such Employee’s early retirement benefit shall be the amount determined above in Section 4.lA(a), adjusted and reduced as outlined in Section 4. lA(x).

(II)         If the Employee separates from service before attaining age 55, such Employee’s benefit shall commence within 60 days after attaining age 55 pursuant to Section 4.2 and his early retirement benefit shall be the amount determined above in Section 4.lA(a), adjusted and reduced by 50 percent, less the amount determined in Section 4.lA(b).

B.         This Section 4.1B shall only apply to an eligible Employee who is listed on Exhibit A. The eligible Employees listed on Exhibit A shall be vested in their Plan benefits under this Section 4.1B. An eligible Employee’s annual benefit under this Section 4.1B, calculated as of the Employee’s Normal Retirement Date, is a straight life annuity equal to (a) less (b), where:

(a)         equals the aggregate amount the eligible Employee would be entitled to receive under the following formula:

1.5 percent multiplied by the Employee’s Credited Service multiplied by the Employee’s Average Compensation, and

(b)         equals the amount the eligible Employee is actually entitled to receive under the Qualified Plan.

For purposes of calculating (a) above:

(1)     the term Compensation shall mean the total remuneration (before salary reduction, if any, under the Company’s Management Deferral Plan, Supplemental Investment Plan, Investment Plan or any other Code Section 125, 132(f) or 401(k) employee benefit plan) paid to an Employee by the Company for personal services actually rendered, including cash payments of GoalSharing awards, Performance Incentive Plan awards, Division Cash Awards, Individual Outstanding Contributor Awards and certain other eligible cash bonuses, but excluding any Company contributions paid under this Plan or any other employee benefit or deferred compensation plan, awards under the Company’s Incentive Stock Plan, non-cash bonuses, awards under the Corporate Performance Plan, the value of stock purchase contracts, dividends or dividend equivalents thereon, reimbursed expenses, overseas allowances, cost-of-living allowances, death benefits, severance pay, signing bonuses, special achievement bonuses and other unusual payments determined by the Committee in a non-discriminatory manner. The Committee in its sole discretion may add to the items of includable compensation other compensatory payments or benefits earned by eligible Employees;

(2)     the term Average Compensation shall mean the annualized equivalent of the average of an eligible Employee’s Compensation in the highest 60 consecutive calendar months in the 120 calendar months immediately preceding the month after which the eligible Employee terminates employment; and

(3)      the term Credited Service shall mean such service as defined in the Qualified Plan together with the modifications set forth in the Corning Incorporated Supplemental Pension Plan.

For purposes of calculating (b) above, in determining the amount the eligible Employee is actually entitled to receive under the Qualified Plan, the Career Average Contributions and Interest Allocations applicable to Career Average Contributions under the Qualified Plan effective January 1, 2023, will be disregarded and not considered, such that the amount payable under this Plan is not reduced by the Career Average Contributions and Interest Allocations applicable to Career Average Contributions credited under the Qualified Plan.

An eligible Employee shall be entitled to receive an unreduced early retirement benefit if the Employee separates from service after: (i) attaining age 55 with at least 25 years of Credited Service; or (ii) attaining age 60 with at least 10 years of Credited Service. The following rules shall apply if an eligible Employee fails to satisfy these requirements:

(x)         If an eligible Employee separates from service after attaining age 55 and commences benefits before attaining age 60, such Employee’s early retirement benefit shall be the amount determined above, adjusted and reduced, at the rate of one‑third of one percent for each month between the date benefits commence and the month following the month in which the Employee would attain age 60.

(y)       If an eligible Employee incurs a Total and Permanent Disability, the eligible Employee shall be entitled to receive an unreduced early retirement benefit at the time specified in Section 4.2.

(z)         If an eligible Employee separates from service before attaining age 55, such Employee’s benefit shall commence within 60 days of the first of the month after attaining age 55 pursuant to Section 4.2 and his early retirement benefit shall be the amount determined above, adjusted and reduced by 50 percent.

C.         This Section 4.1C shall only apply to an eligible Employee who fails to vest in his benefit under Section 4.1A. The benefit payable to such an eligible Employee under this Plan shall be calculated as the benefit that would be paid to the eligible Employee under the benefit formula and terms and conditions (including the vesting provisions) set forth under the Corning Incorporated Supplemental Pension Plan, in the form of a lump sum benefit within 60 days of the first of the month following the Employee’s “separation from service”, as provided in Section 4.3 of the Corning Incorporated Supplemental Pension Plan.

D.        Notwithstanding the foregoing, for purposes of calculating a particular Employee’s benefit under the Plan, the Committee, in its sole discretion, may adjust an Employee’s compensation, credited service or other factor used in calculating the Employee’s benefit in any manner the Committee deems appropriate, provided such adjustment is memorialized in writing. The Committee may make such adjustment solely for a specified Employee or group of Employees and without regard to how other Employees are treated.

4.2         Commencement of Benefits. Except as set forth in Section 4.6 and Section 4.3(a), a Participating Company shall pay the nonforfeited benefits due under this Plan commencing within 60 days of the first of the month following the later of: (i) such Employee’s “separation from service” within the meaning of Section 409A; or (ii) age 55. Notwithstanding the foregoing, benefit payments to a “specified employee” within the meaning of Section 409A (for this purpose, payments on account of death are not considered to be payments made on account of separation from service) may not commence until six months following the date of the specified employee’s separation from service. Benefit payments that would otherwise have been paid to a specified employee in the absence of the previous sentence shall be held in suspense during the six-month suspension period and paid to the specified employee in a lump sum payment within the first 15 days of the seventh month following the specified employee’s separation from service.

4.3         Form of Payment. The default form of benefit payable under this Plan shall be a life annuity for unmarried Employees and a joint and 75 percent survivor annuity for married Employees. Employees may elect to receive their benefits in the form of a single life annuity or a joint and 50, 75 or 100 percent survivor annuity. The amount of the actual benefit paid from this Plan shall be the straight life annuity calculated under Section 4.1 adjusted as appropriate using the actuarial assumptions set forth in the career average formula under the Qualified Plan if a different form of annuity is paid. Any life annuity or joint and survivor annuity shall be paid in the form of the six year certain benefit described in Section 4.11 of the Qualified Plan (as of the date of this restatement). No actuarial adjustments shall be made for such six year certain benefit. Notwithstanding any provision to the contrary in this Section 4.3, all annuity options shall be actuarially equivalent to any other annuity option.

Notwithstanding the foregoing, the following special rules shall apply in lieu of the foregoing under the specified circumstances:

(a)         If an eligible Employee had accrued a benefit under the Corning Incorporated Supplemental Pension Plan before becoming eligible to receive a benefit under this Plan, the portion of such benefit that was accrued under the cash balance formula of the Corning Incorporated Supplemental Pension Plan as of the date the Employee commenced participation in this Plan shall be paid in the form of a lump sum benefit (rather than an annuity) within 60 days of the first of the month following the Employee’s “separation from service”, as provided in Section 4.3 of the Corning Incorporated Supplemental Pension Plan, and the annuity set forth in the preceding paragraph shall be offset by the value of such lump sum benefit.

The following rules shall apply when calculating the benefit that was accrued under the cash balance formula of the Corning Incorporated Supplemental Pension Plan as of the date the Employee commenced participation in this Plan (the “Frozen Cash Balance SPP Benefit”) and when determining how the Frozen Cash Balance SPP Benefit reduces amounts otherwise payable hereunder:

(x)      For the period of time after the Employee commences participation in this Plan, the Employee’s Frozen Cash Balance SPP Benefit shall be credited with interest at the rate that applied to such benefit as of the date the Employee commenced participation in this Plan (i.e., the average of the monthly annual yields on ten-year Treasury Bonds in effect for the three-month period ending on the last business day of October of the Plan Year preceding the date the Employee commenced participation in this Plan.

(y)      The offset of the Frozen Cash Balance SPP Benefit shall be calculated by converting the Employee’s Frozen Cash Balance SPP Benefit (calculated with interest to the date the Employee’s benefit under this Plan commences) into an actuarial equivalent single life annuity with a six-year certain benefit as of the date the Employee’s benefit under this Plan commences using the “applicable interest rate” and “applicable mortality table”, in each case as defined in Code Section 417(e)(3), that would apply for making such conversions as of the date the Employee commenced participation in this Plan (i.e., such rate and table that applied for the last month of the quarter that second precedes the date the Employee commenced participation in this Plan).

(z)       For Employees with a Frozen Cash Balance SPP Benefit as of December 31, 2008, the interest rate used to credit interest on the Employee’s Frozen Cash Balance SPP Benefit for periods after December 31, 2008 and the annuity factors used for making the calculation described in the preceding subsection (y) shall be the interest rate and annuity factors in effect for such Employee as of December 31, 2008.

(b)       Benefits payable under Section 4.6 shall be paid in the form of a lump sum payment and the actuarial assumptions used for calculating such amount shall be the “applicable interest rate” and “applicable mortality table”, in each case as defined in Code Section 417(e)(3), for the last month of the quarter that second precedes the quarter of the determination.

(c)        In the event that the lump sum value of an Employee’s benefit that would normally be paid in the form of an annuity or a death benefit described in Section 4.4 is less than $20,000, such benefit shall be paid in the form of a lump sum payment, rather than an annuity. The actuarial assumptions used for calculating such amount shall be the “applicable interest rate” and “applicable mortality table”, in each case as defined in Code Section 417(e)(3), for the last month of the quarter that second precedes the quarter of the determination.

(d)        Solely for the eligible Employee listed on Exhibit B, the Company shall provide such Employee’s benefit by purchasing an annuity from MetLife (or its successor) after such Employee’s separation from service.

4.4         Death Benefits. If an eligible Employee dies: (i) while still employed by a Participating Company; (ii) on or after attaining age 55; and (iii) after becoming entitled to receive a vested benefit, the eligible Employee’s spouse, if surviving, shall be entitled to 100 percent of the benefit the Employee’s spouse would have received under Section 4.1 if the Employee had commenced benefits under Section 4.1 as of the date of his death. Such benefit shall commence to the eligible Employee’s spouse, if surviving, within 60 days of the first of the month after the date that the eligible Employee dies. Notwithstanding the foregoing, if the Employee’s surviving spouse is more than five years younger than the deceased Employee, the benefit otherwise payable to the surviving spouse will be reduced by one-fifth of one percent times the number of months or major fractions thereof which is equal to the difference between (a) the age of the surviving spouse plus 60 months and (b) the age of the deceased Employee. If an eligible Employee dies: (i) while still employed by a Participating Company; (ii) before attaining age 55; and (iii) after becoming entitled to receive a vested benefit, the eligible Employee’s spouse, if surviving, shall be entitled to a monthly lifetime benefit equal to 50 percent of the benefit the eligible Employee would have received under Section 4.1 at his Normal Retirement Date.

Such benefit shall commence to the eligible Employee’s spouse, if surviving, within 60 days of the first of the month that the eligible employee dies. Notwithstanding the foregoing, if the Employee’s surviving spouse is more than five years younger than the deceased Employee, the benefit otherwise payable to the surviving spouse will be reduced by one‑fifth of one percent times the number of months or major fractions thereof which is equal to the difference between (a) the age of the surviving spouse plus 60 months and (b) the age of the deceased Employee.

If an eligible Employee separates from service before attaining age 55, is entitled to receive a vested benefit under the Plan, but dies before commencing such benefit, such an eligible Employee’s spouse, if surviving, shall be entitled to a monthly lifetime benefit equal to 50 percent of the benefit the eligible Employee would have received under Section 4.1 at his Normal Retirement Date adjusted and reduced by 50 percent. Such benefit shall commence to the eligible Employee’s spouse, if surviving, within 60 days of the first of the month that the eligible Employee would have attained age 55. Notwithstanding the foregoing, if the Employee’s surviving spouse is more than five years younger than the deceased Employee, the benefit otherwise payable to the surviving spouse will be reduced by one‑fifth of one percent times the number of months or major fractions thereof which is equal to the difference between (a) the age of the surviving spouse plus 60 months and (b) the age of the deceased Employee. Notwithstanding the foregoing, if an eligible Employee dies and has a Frozen Cash Balance SPP Benefit, such benefit shall be paid in a lump sum within 60 days of the Employee’s death to the Employee’s beneficiary. The amount of any other death benefit under this Plan shall be offset by the value of the Employee’s Frozen Cash Balance SPP Benefit under the methodology set forth in Section 4.3(a).

4.5         Unfunded Plan. All benefits payable to an eligible Employee under this Plan shall be paid by the Participating Company that employs the eligible Employee out of its general assets and shall not be funded as of the original effective date of the plan. Although the Company does not intend, as of the original effective date, to set aside any additional specific assets to meet its obligation to pay benefits under this Plan, the Company may, in its discretion, set aside assets for meeting its obligations, including, but not limited to, the establishment of a rabbi or other grantor trust. In the event such fund or trust is established, each Participating Company shall be responsible for making contributions to provide for the benefits of its own eligible Employees. No Employee shall have any property rights in any such fund or trust or in any other assets held by a Participating Company. The right of an eligible Employee or his or her spouse or beneficiary to receive any of the benefits provided by this Plan shall be an unsecured claim against the general assets of a Participating Company.

4.6         Change in Control. Notwithstanding any provision to the contrary but still subject to forfeiture provisions set forth in Section 3.1, in the event of a Change in Control, each eligible Employee shall become fully vested in the benefit payable under this Plan using the formula set forth in Section 4.1A (except that those eligible Employees listed on Exhibit A shall have their benefit calculated under the formula set forth in Section 4.1B). Such benefit shall be calculated assuming the Employee satisfied all requirements for receiving an unreduced early retirement benefit. If an eligible Employee has a “separation from service” within the meaning of Section 409A within 12 months of the Change in Control, such Employee shall receive his vested benefit under this Plan in the form of a single lump sum payment within 60 days of the first of the month of such separation, subject to the six-month delay described in Section 4.2 (if applicable). In the case of a Change in Control and a termination of employment described above, an eligible Employee who has not at such time attained the age of 55 shall nevertheless be entitled to an immediate lump sum payment under this Plan equal to the then present value of the benefit that would have been payable at the time the Employee reached age 55 but determined on the basis of Compensation and Credited Service in effect on the date of the Employee’s termination of employment.

ARTICLE FIVE

Administration

5.1        Committee as Administrator. This Plan shall be administered by the Committee in accordance with the Plan’s terms. The Committee shall determine the benefits due each Employee from this Plan and shall cause them to be paid by the Qualified Plan or by a Participating Company under this Plan accordingly. The Committee shall inform each Employee of any elections which the Employee may possess and shall record such choices along with such other information as may be necessary to administer the Plan.

5.2       Consistency of Interpretation. Since this Plan is intended to operate in conjunction with the Qualified Plan, any questions concerning plan administration or the calculation of benefits that arise but are not specifically addressed by this Plan shall be considered in light of the Qualified Plan. In addition, unless the context requires otherwise, the terms used in this Plan shall have the same meaning as the same terms used in the Qualified Plan.

5.3         Committee Action Final. The Committee has sole discretion to determine eligibility to participate in this Plan, to determine the eligibility for and the amount of benefits, to interpret the Plan and to take any other action it deems appropriate to administer this Plan. The decisions made by and the actions taken by the Committee shall be final and conclusive on all persons. Members of the Committee shall not be subject to individual liability with respect to their actions under this Plan. Notwithstanding the foregoing, the Company shall indemnify each member of the Committee who may incur financial liability for actions or failures to act with respect to the member’s Committee responsibilities.

5.4        Claims Procedures.

(a)         Claim for Benefits. The Committee, or its authorized delegate, shall maintain a procedure under which an Employee or his beneficiary (or an authorized representative acting on behalf of an Employee or his beneficiary) may assert a claim for benefits under the Plan. Any such claim shall be submitted to the Committee in writing. The Committee will generally notify the claimant of its decision within 90 days after it receives the claim. However, if the Committee determines that special circumstances require an extension of time to decide the claim, it may obtain an additional 90 days to decide the claim. Before obtaining this extension, the Committee will notify the claimant, in writing and before the end of the initial 90-day period, of the special circumstances requiring the extension and the date by which the Committee expects to render a decision.

(b)         Claims Review Procedure. If the claimant’s claim is denied in whole or in part, the Committee will provide the claimant, within the period described in Section 5.4(a), with a written or electronic notice which explains the reason or reasons for the decision, includes specific references to Plan provisions upon which the decision is based, provides a description of any additional material or information which might be helpful to decide the claim (including an explanation of why that information may be necessary), and describes the appeals procedures and applicable filing deadlines.

If a claimant disagrees with the decision reached by the Committee, the claimant may submit a written appeal requesting a review of the decision. The claimant’s written appeal must be submitted within 60 days of receiving the initial adverse decision. The claimant’s written appeal should clearly state the reason or reasons why the claimant disagrees with the Committee’s decision. The claimant may submit written comments, documents, records and other information relating to the claim even if such information was not submitted in connection with the initial claim for benefits. Additionally, the claimant, upon request and free of charge, may have reasonable access and copies of all documents, records and other information relevant to the claim.

The Committee will generally decide a claimant’s appeal within 60 days after receipt of the appeal. If special circumstances require an extension of time for reviewing the claim, the claimant will be notified in writing. The notice will be provided prior to the commencement of the extension, describe the special circumstances requiring the extension and set forth the date the Committee will decide the appeal. Such date will not be later than 120 days from the date the Committee receives the appeal. In the case of an adverse decision, the notice will explain the reason or reasons for the decision, include specific references to Plan provisions upon which the decision is based, and indicate that the claimant is entitled to, upon request and free of charge, reasonable access to and copies of documents, records, and other information relevant to the claim.

A claimant may not commence a judicial proceeding against any person, including the Plan, the Plan administrator, a Participating Company, or any other person, with respect to a claim for benefits without first exhausting the claims procedures set forth in the preceding paragraph.  A claimant who has exhausted these procedures and is dissatisfied with the decision on appeal of a denied claim may bring an action in an appropriate court to review the Committee’s decision on appeal but only if such action is commenced no later than the earlier of (1) the applicable statute of limitations, or (2) the first anniversary of the Committee’s decision on appeal.

ARTICLE SIX

Amendment and Termination

6.1         While the Company intends to maintain this Plan in conjunction with the Qualified Plan indefinitely, the Board reserves the right to amend or terminate it at any time for whatever reasons it may deem appropriate. The Board may delegate to a Company employee, who is at least a Vice President, the authority to make technical amendments to the Plan. Notwithstanding the foregoing, any amendment or termination of the Plan shall comply with the requirements of Section 409A.

Notwithstanding the preceding paragraph, however, the Company hereby makes a contractual commitment on behalf of itself, the other Participating Companies and their successors to pay, or to require the other Participating Companies to pay, the benefits accrued under this Plan prior to its amendment or termination to the extent it or the other Participating Companies are financially capable of meeting such obligation.

ARTICLE SEVEN

Miscellaneous

7.1         No Contract of Employment. Nothing contained in this Plan shall be construed as a contract of employment between a Participating Company and an Employee, or as a right of any Employee to be continued in the employment of a Participating Company, or as a limitation of the right of a Participating Company to discharge any of its Employees, with or without cause.

7.2         No Transferability. The rights of an Employee under this Plan shall not be transferable, voluntarily or involuntarily, other than by will or the laws of descent and distribution and are exercisable during the Employee’s lifetime only by the Employee or the Employee’s guardian or legal representative.

7.3         Domestic Relations Orders. Notwithstanding the foregoing, all or a portion of an Employee’s benefits under the Plan may be paid to another person as specified in a domestic relations order that the Board, or its delegate, determines meets certain requirements (a “Domestic Relations Order”). For this purpose, a Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which:

(1)        is issued pursuant to a State’s domestic relations law;

(2)     relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(3)     creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant (an “Alternate Payee”) to receive all or a portion of the Participant’s benefits under the Plan;

(4)       requires payment of an Employee’s benefit to an Alternate Payee in a form that maintains value equivalence and does not accelerate the payment of benefits; and

(5)       meets such other requirements, terms, and conditions established by the Board or its delegate.

The Board, or its delegate, shall determine whether any document received by it is a Domestic Relations Order. In making this determination, the Board, or its delegate, may consider the rules applicable to “domestic relations orders” under Code Section 414(p) and ERISA Section 206(d), and such other rules and procedures as it deems relevant.

7.4         Taxation. The benefits payable under this Plan shall be subject to all federal, state and local income and employment taxes to which benefits of this type are normally subject.

7.5         Indemnification. To the fullest extent authorized or permitted by law, the Company shall indemnify any eligible Employee who brings an action or proceeding, whether civil or criminal, or who is made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, is or shall be entitled to benefits under this Plan and the Company has failed to make payments hereunder when due or has otherwise failed to follow the terms of the Plan or such eligible Employee has reasonable cause to believe the Company shall fail or intends to fail to perform its future obligations hereunder arising within a reasonable time thereof, or with respect to any other matter directly or indirectly related to this Plan, unless a judgment or other final adjudication adverse to such eligible Employee establishes that the Company was or is legally entitled to fail to so perform its obligations hereunder. Without limitation of the foregoing, such indemnification shall include indemnification against all costs of whatever nature or kind, including attorneys’ fees and costs of investigation or defense, incurred by any eligible Employee with respect to any such action or proceeding and any appeal therein, and which judgments, fines, amounts and expenses have not been recouped by him in any other manner. All expenses incurred by a person in connection with an actual or threatened action or proceeding with respect to which such person is or may be entitled to indemnification under this Section, shall, in the absence of a final adjudication adverse to such person as described above, be promptly paid by the Company to him, upon receipt of an undertaking by him to repay the portion of such advances, if any, to which he may finally be determined not to be entitled. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which an eligible Employee may be entitled other than pursuant to this Section. The reimbursement of an eligible expense described in this Section will be made by the end of the calendar year in which the expense is incurred or, if later, by the 15th day of the third month after the date on which the expense was incurred. The Employee must provide the Company with an invoice or other supporting documentation for each expense for which the Employee requests reimbursement at least one month before the date set forth in the preceding sentence. If the Employee fails to provide such supporting documentation within the time periods prescribed above, the Company shall have no obligation to reimburse the Employee for such expenses.

Notwithstanding the foregoing, there shall be no indemnification for persons who cease Plan participation and forfeit all benefits on account of termination for cause as described in Section 3.1(a) or the noncompete provision set forth in Section 3.1(b).

7.6         Successors. This Plan shall be binding on the Company’s successors and assigns.

7.7     Section 409A. This Plan shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of this Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. The Committee reserves the right to take any action it deems appropriate or necessary to comply with the requirements of Section 409A and may take advantage of such transition rules under Section 409A as its deems necessary or appropriate. To the extent that this Plan has been amended in 2007 to change the time and form of payments, the amendment may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

7.8         Effective Date. The original effective date of this Plan is January 1, 1986. The effective date of this second restated plan document is January 1, 2023, and the terms of this restated Plan apply to eligible Employees who retire on or after December 6, 2006. Notwithstanding the foregoing, any provision of this restated Plan that is required to comply with the requirements of Section 409A is effective as of January 1, 2005. For benefits commencing to “specified employees” (as defined by Code Section 409A) prior to December 6, 2006, only the portion of the Employee’s benefit that was earned or vested after December 31, 2004 was subject to the six-month delay described in Section 4.2.

7.9         Governing Law. This Plan shall be interpreted and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer this 8th day of December, 2022.

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon

Title:	Senior Vice President – Global Compensation and Benefits

Exhibit A

Larry Aiello, Jr.

R. Pierce Baker, III

Robert B. Brown

William D. Eggers

James B. Flaws

Kurt R. Fischer

David L. Morse

Exhibit B

James B. Flaws